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                                                                     Exhibit 5.1



May 11, 2000



CH2M Hill Companies, Ltd.
6060 South Willow Drive
Greenwood Village, CO  80111-5142


Dear Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by CH2M Hill Companies, Ltd. an Oregon company (the "Company") of a registration statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission, including a prospectus included in the Registration Statement relating to the sale of up to 23,677,150 shares of the Company's common stock (the "Shares") of which 19,077,150 Shares may be sold by certain shareholders of the Company and 4,600,000 Shares may be sold by the Company.

In connection with this opinion, we have (i) examined and relied upon the Registration Statement and (ii) reviewed the Company's Restated Articles of Incorporation and Restated Bylaws and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment were necessary or appropriate to enable us to render the opinion expressed below.

On the basis of the foregoing and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the Registration Statement, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement and with the securities laws administrators of each State in which registration or qualification of the Shares is sought.

We do not express an opinion on any matters other than those expressly set forth in this letter.


Very truly yours,

Holme Roberts & Owen LLP



By:  /s/ Mashenka Lundberg
   ----------------------------
     Partner